UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 French Road Utica, New York		13502
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 797-8375

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)(e)

On December 9, 2014, CONMED Corporation (the “Company”) announced that Robert D. Shallish, Jr. is retiring from his position as the Company’s Executive Vice President, Finance and Chief Financial Officer, effective as of March 31, 2015. The Board of Directors of the Company (the “Board”) has appointed Luke Pomilio, who is currently the Company’s Executive Vice President, Controller and Corporate General Manager, as Executive Vice President, Finance and Chief Financial Officer of the Company to succeed Mr. Shallish, effective as of April 1, 2015.

In connection with Mr. Shallish’s retirement, the Company entered into a letter agreement with Mr. Shallish, dated December 9, 2014 (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Shallish will be eligible to receive, subject to his continuous employment with the Company through March 31, 2015: (i) payment of the retention bonus pursuant to his letter agreement with the Company dated July 23, 2014; (ii) payment of the 20% “holdback” from the 2013 Bonus Plan at the time when other similarly situated executives receive such holdback payments, provided that 2014 adjusted EPS is not less than $1.66 and (iii) payment of any amount Mr. Shallish may earn for 2014 under the terms of the Company’s 2014 Executive Bonus Plan, payable at the time when other similarly situated executives receive such payments. Mr. Shallish’s retirement will be deemed to be with the consent of the Compensation Committee of the Board, and in accordance with their terms, any outstanding, unvested equity awards held by him as of March 31, 2015 shall vest, and any issued stock appreciation rights shall vest and will remain exercisable for one (1) year. The above description is qualified in its entirety by reference to the terms of the Retirement Agreement with Mr. Shallish, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Pomilio (age 50) joined the Company as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions, including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio’s title was changed to Executive Vice President, Controller and Corporate General Manager. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University. There are no related-party transactions that would be required to be disclosed under Item 404(a) of Regulation S-K with respect to Mr. Pomilio.

In addition, effective as of December 31, 2014, Joseph Darling’s position as the Company’s Executive Vice President, Commercial Operations is being eliminated, and his employment as an officer and employee of the Company and its subsidiaries will terminate on that date. In connection with his employment termination, the Company entered into a separation and release agreement with Mr. Darling, dated December 9, 2014 (the “Separation Agreement”), with respect to the terms of his separation. The Separation Agreement supersedes Mr. Darling’s Executive Severance Agreement with CONMED dated May 1, 2008 and his Change in Control Severance Agreement with the Company dated May 3, 2010. Pursuant to the Separation Agreement, Mr. Darling will be eligible to receive: (i) an amount equal to his current base annual salary ($385,770), payable in a lump sum within ten days after December 31, 2014; (ii) beginning in January 2016, an amount equal to one-half his current base salary ($192,885), payable in six equal monthly installments, provided that any right to such receive such installments will cease if and when Mr. Darling obtains new employment or engagement as a consultant; (iii) pursuant to the terms of the Company’s 2014 Executive Bonus Plan, payment of the 20% “holdback” from the 2013 Bonus Plan at the time when other similarly situated executives receive such holdback payments, provided that 2014 adjusted EPS is not less than $1.66; (iv) payment of any amount Mr. Darling may earn for 2014 under the terms of the Company’s 2014 Executive Bonus Plan, payable at the time when other similarly situated executives receive such payments and (v) reduced COBRA premiums for up to 18 months. Mr. Darling will remain subject to the non-disparagement and confidentiality restrictions pursuant to his confidentiality agreement with the Company, and the Company has waived certain post-employment restrictions that would have been applicable to Mr. Darling. Treatment of outstanding equity awards previously granted to Mr. Darling for his prior service will be determined by the terms of such equity award agreements. The above description is qualified in its entirety by reference to the terms of the Separation Agreement with Mr. Darling, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

A copy of the press release announcing the events described above is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 9, 2014, the Company announced that Patrick Beyer, former CEO of ICNet and former head of Stryker Europe, has been appointed President of CONMED International, effective immediately.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Retirement Agreement, by and between CONMED Corporation and Robert Shallish, Jr., dated December 9, 2014.

10.2	Separation Agreement, by and between CONMED Corporation and Joseph Darling, dated December 9, 2014.

99.1	Press Release, dated December 9, 2014, issued by CONMED Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED CORPORATION
(Registrant)

By:	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas, Esq.
Title:	Executive Vice President – Legal Affairs & General Counsel

Date: December 9, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Retirement Agreement, by and between CONMED Corporation and Robert Shallish, Jr., dated December 9, 2014.

10.2	Separation Agreement, by and between CONMED Corporation and Joseph Darling, dated December 9, 2014.

99.1	Press Release, dated December 9, 2014, issued by CONMED Corporation.